EXHIBIT 3.9

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1                           Date Filed:
Carson City, Nevada 89701-4299                             8/31/2005
2:31:09 PM
(775) 684 5708                                        In the Office of
Website: secretaryofstate.biz                         Dean Heller
                                                      Secretary of State



                           Certificate of Designation
                            (PURSUANT TO NRS 78.1955)

                                            ABOVE SPACE IS FOR OFFICE USE ONLY

                           Certificate of Designation
                         For Nevada Profit Corporations
                            (Pursuant to NRS 78.1955)

1. Name of corporation:
SAFE TRAVEL CARE, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

Series A Preferred Stock," par value $0.001 per share, to consist of 10,000,000 shares and to have the following terms:

         1. Dividends. Except as provided herein, the holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive cash, stock, or other property, as dividends when, as, and if declared by the Board of Directors of the Company. If shares of the Series A Preferred Stock or the common stock of the Company, par value $0.001 per share (the "Common Stock") are to be issued as a dividend, any such shares shall be issued at Market Value. "Market Value" for the Common Stock for the purposes of this Certificate of Designation shall mean the average of the bid and ask prices for the Common Stock for the five business days preceding the declaration of a dividend by the Board of Directors. "Market Value" with respect to any shares of the Series A Preferred Stock shall be as determined by the Board of Directors, whose decision shall be final and binding on all parties.

[CONTINUATION ATTACHED]

3. Effective date of filing (optional):
                                      (must not be later than 90 days after the certificate is filed)

4. Officer Signature (required):      /s/ Robert Schultz


Filing Fee: $175.00

         IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
         Submit in duplicate

This form must be accompanied by appropriate fees.
Nevada Secretary of State AM 78.1955 Designation 2003
Revised on: 09/28/05

                               CONTINUATION TO THE
                        CERTIFICATE OF DESIGNATION OF THE
               SERIES A PREFERRED STOCK OF SAFE TRAVEL CARE, INC.

         2. REDEMPTION RIGHTS. Subject to the applicable provisions of Nevada law, the Company, at the option of its directors, and with the consent of a majority of the stockholders of the Series A Preferred Stock, may at any time or from time to time redeem the whole or any part of the outstanding Series A Preferred Stock. Any such redemption shall be pro rata with respect to all of the holders of the Series A Preferred Stock. Upon redemption the Company shall pay for each share redeemed the amount of $0.001 per share, payable in cash.

         At least 30 days previous notice by mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Company is located. Such notice shall state the date fixed for redemption and the redemption price, and shall call upon the holder to surrender to the Company on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of Series A Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, notwithstanding that the certificates evidencing any Series A Preferred Stock called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease and determine, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor.

         If, on or prior to any date fixed for redemption of Series A Preferred Stock, the Company deposits, with any bank or trust company as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, or deliver, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and any dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares shall no longer be outstanding and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Company. If the holders of Series A Preferred Stock so called for redemption shall not, at the end of six years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Company such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Company for payment of the redemption price.

         3. LIQUIDATION RIGHTS. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company the sum of $0.001 per share (the "Liquidation Rate") before any payment or distribution shall be made on shares of the common stock of the Company, par value $0.001 per share (the "Common Stock"), or any other class of capital stock of the Company ranking junior to the Series A Preferred Stock.

              (a) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Company shall be deemed a dissolution, liquidation or winding up of the Company for purposes of this Paragraph 3, but the merger or consolidation of the Company into or with any other corporation, or the merger or consolidation of any other corporation into or with the Company, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Paragraph 3.

              (b) After the payment to the holders of shares of the Series A Preferred Stock of the full preferential amounts fixed by this Paragraph 3 for shares of the Series A Preferred Stock, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

              (c) In the event the assets of the Company available for distribution to the holders of the Series A Preferred Stock upon dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Paragraph 3, no distribution shall be made on account of any shares of a class or series of capital stock of the Company ranking on a parity with the shares of the Series A Preferred Stock, if any, upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series A Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

         4. NO CONVERSION. The shares of the Series A Preferred Stock shall not be convertible into shares of Common Stock, Preferred Stock, or any other securities of the Company.

         5. SENIORITY. The shares of the Series A Preferred Stock shall rank superior to the shares of the Company's Common Stock, and to the shares of all other series of the Company's preferred stock. The rights of the shares of the Common Stock and all other series of the Company's preferred stock shall be subject to the preferences and relative rights of the shares of the Series A Preferred Stock. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series A Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the shares of the Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company described in Paragraph 3 above.

         6. RESTRICTION ON DIVIDENDS. The Company shall not declare or pay a dividend or other distribution with respect to the shares of the Common Stock or any other series of the Company's preferred stock unless the Company simultaneously pays or distributes to each holder of shares of the Series A Preferred Stock an equal to the amount such holder would have received had all of such holder's shares of the Series A Preferred Stock been converted to shares of the Common Stock on the business day prior to the record date for any such dividend or distribution.

         7. VOTE TO CHANGE THE TERMS OF THE SERIES A PREFERRED STOCK. Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the Series A Preferred Stock, the Company shall not amend, alter, change or repeal in any way, whether by merger, consolidation or otherwise, any of the powers, designations, preferences and rights of the Series A Preferred Stock.

         8. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of the Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company's discretion, by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock certificate(s), the Company shall execute and deliver new Series A Preferred Stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Series A Preferred Stock certificates if the holder thereof contemporaneously requests the Company to convert such shares of the Series A Preferred Stock into the Common Stock.

         9. VOTING. On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series A Preferred Stock a holder of shares of the Series A Preferred Stock shall be entitled to the number of votes on such matters equal to the number of shares of the Series A Preferred Stock held by such holder multiplied by 100. If no record date is established, the date to be used for the determination of the stockholders entitled to vote on such matters shall be the date on which notice of the meeting of stockholders at which the vote is to be taken is marked, or the date any written consent of stockholders is solicited if the vote is not to be taken at a meeting. The holders of Series A Preferred Stock shall not vote as a separate class, but shall vote with the holders of the Common Stock.